Exhibit A

Series of the Trust

January 1, 2016

As Amended: February 26, 2016

The following Funds are covered under this agreement:

Rational Dividend Capture Fund
Rational Risk Managed Emerging Markets Fund
Rational Real Strategies Fund
Rational Defensive Growth Fund
Rational Strategic Allocation Fund
Catalyst Dividend Capture VA Fund
Catalyst Insider Buying VA Fund
Catalyst Managed Futures Strategy VA Fund

Mutual Fund and Variable Insurance Trust              MFund Services LLC

_/s/ Lisa K. Householder______                                _/s/ Jerry Szilagyi_____

Lisa K. Householder, President                                     Jerry Szilagyi, President